Exhibit 107

CALCULATION OF FILING FEE TABLE

Form F-3

(Form Type)

Alpha Tau Medical Ltd.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(3)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Fees to be paid	Equity	Ordinary shares, no par value per share	Rule 457(c)	3,463,202	$2.985	$10,337,658	0.00015310	$1,582.70
Carry Forward Securities
Carry Forward Securities	—	—	—	—		—			—	—	—	—
	Total Offering Amounts					$10,337,658		$1,582.70
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$1,582.70

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, or the Securities Act, the ordinary shares being registered hereunder include such indeterminate number of ordinary shares as may be issuable with respect to the ordinary shares being registered hereunder as a result of share splits, share dividends or similar transactions. In addition, the ordinary shares being registered hereunder may be sold from time to time pursuant to this registration statement by the selling shareholders named herein.

(2)	Estimated solely for the purpose of computing the amount of the registration fee for the ordinary shares being registered in accordance with Rule 457(c) under the Securities Act based upon a proposed maximum aggregate offering price per unit of $2.985 per ordinary share, the average of the high ($3.07) and low ($2.90) prices of the ordinary shares of the registrant as reported on the Nasdaq Capital Market on June 18, 2025, which such date is within five business days of the filing of this registration statement.

(3)	The registrant does not have any fee offsets.